UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2019

CHEROKEE INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0‑18640	95‑4182437
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5990 Sepulveda Boulevard

Sherman Oaks, California 91411

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (818) 908-9868

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into Material Definitive Agreement.

On January 30, 2019, Cherokee Inc. (the “Company”) entered into a second amendment to its senior secured credit facility with Gordon Brothers Finance Company, as administrative agent and collateral agent for the lenders from time to time party thereto (the “Credit Facility”), to borrow an additional $5.3 million under the Credit Facility (the “Additional Term Loan”).  A portion of the net proceeds from the Additional Term Loan were used to repay the $2.0 of subordinated notes that the Company entered into on December 28, 2018, and the balance will be used for general working capital purposes.

The subordinated notes, which were terminated as a result of the repayment, had been held by (i) Jess Ravich, a member of the Company’s Board of Directors, (ii) Cove Street Capital LLC and Jeff Bronchick, Lead Principal Portfolio Manager of Cove Street Capital, which is a major stockholder of the Company and (iii) Dwight Mamanteo, a member of the Company’s Board of Directors.

As amended, the Credit Facility no longer requires that the Company raise $2.0 million of additional capital before May 4, 2019 if the Company’s average working capital does not exceed an agreed upon level at the close of the Company’s fiscal year ending February 2, 2019.  Furthermore, the second amendment to the Credit Facility reduces from $6.0 million to $1.0 million the allowable level of junior capital the Company can raise and retain the net proceeds therefrom.  Other indebtedness is generally restricted by the Credit Facility.

The Additional Term Loan bears interest based on LIBOR plus an applicable margin of 8.15% payable monthly in cash, plus 3.00% payable in kind with such interest being added to the principal balance of the Additional Term Loan.  The Additional Term Loan does not require periodic principal repayments but matures in August 2021 and is coterminous with the other borrowings under the Credit Facility.

On January 30, 2019, in connection with the closing of the Additional Term Loan, the Company issued a warrant to purchase shares of the Company’s common stock (“Warrant”) to a lender under the Credit Facility.  The Warrant grants the lender the right to purchase up to 690,000 shares of the Company’s common stock at an exercise price of $0.76 per share, subject to certain adjustments as set forth therein.  In connection with the issuance of the Warrant, the Company and the lender also entered into a registration rights agreement under which the Company agreed to register for resale on a Form S-3 the shares issuable under the Warrant.

Neither the Warrant nor the securities issuable upon exercise thereof have been registered under the Securities Act of 1933 (“Securities Act”), or state securities laws, and may not be offered or sold in the United States without being registered with the Securities and Exchange Commission or through an applicable exemption from such registration requirements. The Company relied on the exemption from registration contained in Section 4(a)(2) of the Securities Act in connection with the issuance of the Warrant because it did not involve any public offering of securities based on the following facts: no underwriters, underwriting discounts or commissions were involved in the issuance; no general solicitation was used; the recipients of the securities represented their intention to acquire the securities for investment purposes only and not with a view to, or for the resale in connection with, any distribution thereof; the recipients of the securities represented that they are accredited investors and have acquired information about the Company sufficient to reach an informed and knowledgeable decision to acquire the securities; and all of the securities were or will be issued as restricted securities for purposes of the Securities Act. This Current Report on Form 8-K is not an offer to sell or the solicitation of an offer to buy the Warrant or the securities issuable upon exercise of the Warrant.

* * * * *

The descriptions of the second amendment to the Credit Facility, the Warrant and the registration rights agreement set forth in this Current Report on Form 8-K are intended to be summaries and do not purport to be complete. As a result, such descriptions are subject to, and qualified in their entirety by reference to, the applicable documents to be filed as exhibits to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ending February 2, 2019.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the disclosure regarding the Additional Term Loan under Item 1.01 above, which is incorporated herein by this reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(a) Director Resignation

Effective January 28, 2019, John McClain resigned from the Board of Directors of Cherokee Inc. (the “Company”). Mr. McClain’s resignation from the Board of Directors of the Company (the “Board”) followed his decision to accept an executive position with one of the Company’s competitors and was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

At the time of his resignation, Mr. McClain was an independent director and Chairman of the Audit Committee.

The Company thanks Mr. McClain for his guidance and the expertise he provided during his tenure with the Company.

Dwight Mamanteo, one of the Company’s independent directors, was appointed by the Company’s Board on January 30, 2019 to replace Mr. McClain as Chairman of the Audit Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEROKEE INC.

Dated: January 31, 2019	/s/ Steven L. Brink
Steven L. Brink
Chief Financial Officer